Exhibit 99.2

AMENDMENT
TO
STOCK PURCHASE AGREEMENT

This Amendment to Stock Purchase Agreement (the “Amendment”) is entered into this 30th day of May, 2018 by and between each of the Sellers, severally and not jointly, and the Purchaser (collectively the “Parties”) of that certain Stock Purchase Agreement dated May 8, 2018 (the “SPA”) entered into by and between the foregoing Parties on the date thereof.

WHEREAS, the Parties desire to amend the SPA to extend the “Closing” as set forth in the SPA.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the Parties hereto agree as follows:

1. The Closing  shall be extended from June 4, 2018  until June 11, 2018 or such other time agreed to among the Parties.

2. Except as amended hereby, the SPA shall remain unmodified and is hereby ratified in all respects.

3. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Stock Purchase Agreement dated May 30, 2018.

THE PURCHASER:

DONG, XIN

By:    /s/ Xin Dong
Dong, Xin

THE SELLERS:

BATTERSEA CAPITAL, INC.

By: /s/ J. Matthew Lepo
J. Matthew Lepo, President

UNDERWOOD FAMILY PARTNERS, LTD

By:  /s/ L. Michael Underwood
       L. Michael Underwood, General Partner

ILIFF STREET CAPITAL, LLC

By:  /s/ Jennifer Frenkel
       Jennifer Frenkel, Manager

HILLEL OF COLORADO

By:  /s/ Daniel W. Bennett
       Daniel W. Bennett, Executive Director

ROBERT HECKES

By:  /s/ Robert Heckes
       Robert Heckes

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